Exhibit 4.7

NON-QUALIFIED STOCK OPTION AGREEMENT
NON-PLAN

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) entered into as of December 11, 2009 (the “Grant Date”) between Options Media Group Holdings, Inc. (the “Company”) and Hakan Koyuncu (the “Optionee”).

WHEREAS, pursuant to the authority of the Board of Directors (the “Board”) the Company has granted the Optionee the right to purchase common stock of the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises hereafter set forth and for other good and valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.           Grant of Non-Qualified Options.  The Company irrevocably granted to the Optionee, as a matter of separate agreement and not in lieu of salary or other compensation for services, the right and option to purchase all or any part of 500,000 shares of authorized but unissued or treasury common stock of the Company (the “Options”) on the terms and conditions herein set forth.  The common stock shall be unregistered unless the Company voluntarily files a registration statement covering such shares with the Securities and Exchange Commission.  The Options are not intended to be Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986 (the “Code”) and are not issued under any of the Company’s equity incentive plans.  This Agreement replaces any stock option agreement or offer letter previously provided to the Optionee, if any, with respect to these Options.  The Options were granted in connection with the Optionee’s continued service as a director of the Company (the “Services”).

2.           Price.  The exercise price of the Options is $0.035 per share.

3.           Vesting - When Exercisable.

(a)           The Options vest in three equal increments each December 11, with the first vesting date being December 11, 2010, subject to the Optionee continuing to perform the Services on each applicable vesting date.  In lieu of fractional vesting, the number of Options shall be rounded up each time until fractional Options are eliminated.

(b)           Subject to Sections 3(c) and 4 of this Agreement, the Options may be exercised prior to vesting and remain exercisable until 6:00 p.m. New York time for five years from the Grant Date (the “Expiration Date”).

(c)           Notwithstanding any other provision of this Agreement, at the discretion of the Board, the Options, whether vested or unvested, shall no longer be exercisable and will be immediately forfeited if any of the following events occur:

(1)           The Optionee purchases or sells securities of the Company in violation of the Company’s insider trading guidelines then in effect, if any;

(2)           The Optionee breaches any duty of confidentiality including that required by the Company’s insider trading guidelines then in effect, if any; or

(3)           The Optionee recruits Company personnel for another entity or business within 24 months following termination of the Services.

4.           Termination of Relationship.

(a)           If for any reason, except death or disability as provided below, the Optionee ceases to perform the Services, then the vested Options as of the date of ceasing to perform the Services may be exercised by the Optionee at any time within one year following termination of the Services.

(b)           If the Optionee shall die prior to the termination of the Services, the personal representative of the Optionee’s estate or any Transferee, as defined herein, shall have the right within the two years to exercise the Options subject to Section 3(c).  For the purpose of this Agreement, “Transferee” shall mean a person to whom such shares are transferred by will or by the laws of descent and distribution.

(c)           If the Optionee becomes disabled, within the meaning of Section 22(e)(3) of the Code prior to the termination of the Services, the Optionee shall have the right within two years to exercise the Optionee’s vested Options.

(d)           Notwithstanding anything contained in this Section 4, the Options may not be exercised after the Expiration Date.

(e)           For purposes of this Section 4, “Company” shall include subsidiaries and/or affiliates of the Company.

(f)           Any of the Options that were not vested immediately prior to ceasing to perform the Services shall terminate at that time.

5.           Profits on the Sale of Certain Shares; Redemption.  If any of the events specified in Section 3(c) of this Agreement occur within one year from the date the Optionee last performed the Services for the Company (the “Termination Date”) (or such longer period required by any written agreement), all profits earned from the sale of the Company’s securities, including the sale of shares of common stock underlying this Option, during the two-year period commencing one year prior to the Termination Date shall be forfeited and immediately paid by the Optionee to the Company.  Further, in such event, the Company may at its option redeem shares of common stock acquired upon exercise of this Option by payment of the exercise price to the Optionee.  To the extent that another written agreement with the Company extends the events in Section 3(c) beyond one year following the Termination Date, the two-year period shall be extended by an equal number of days.  The Company’s rights under this Section 5 do not lapse one year from the Termination Date but are a contract right subject to any appropriate statutory limitation period.

6.           Transfer.                      No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the estate and the acceptance by the Transferee or Transferees of the terms and conditions of the Options.

7.           Method of Exercise.  The Options shall be exercisable by a written notice which shall:

(a)           state the election to exercise the Options, the number of shares to be exercised, the person in whose name the stock certificate or certificates for such shares of common stock is to be registered, address and social security number of such person (or if more than one, the names, addresses and social security numbers of such persons);

(b)           contain such representations and agreements as to the holder’s investment intent with respect to such shares of common stock as set forth in Section 12 hereof;

(c)           be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Options;

(d)           be accompanied by full payment of the exercise price by tender to the Company of an amount equal to the exercise price multiplied by the number of underlying shares being purchased either in cash, by wire transfer, or by certified check or bank cashier’s check, payable to the order of the Company; and

(e)           be accompanied by payment of any amount that the Company, in its sole discretion, deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.  If the Optionee fails to make such payment in a timely manner, the Company may: (i) decline to permit exercise of the Options or (ii) withhold and set-off against compensation and any other amounts payable to the Optionee the amount of such required payment. Such withholding may be in the shares underlying the Options at the sole discretion of the Company.

The certificate or certificates for shares of common stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options.

8.           Sale of Shares Acquired Upon Exercise of Options.  If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”)) or a director of the Company, any shares of the Company’s common stock acquired pursuant to the Options cannot be sold by the Optionee until at least six months elapse from the Grant Date except in case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

9.           Adjustments.  Upon the occurrence of any of the following events, the Optionee’s rights with respect to the Options shall be adjusted as hereinafter provided unless otherwise specifically provided in a written agreement between the Optionee and the Company relating to such Options:

(a)           If the shares of common stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of its common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of the Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share to reflect such subdivision, combination or stock dividend.

(b)           If the Company is to be consolidated with or acquired by another entity pursuant to an acquisition, the Board of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of common stock in connection with the acquisition; or (ii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares underlying the Options over the exercise price thereof.

(c)           In the event of a recapitalization or reorganization of the Company (other than a transaction described in Section 9(b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of common stock, the Optionee upon exercising Options shall be entitled to receive for the purchase price paid upon such exercise, the securities the Optionee would have received if the Optionee had exercised the Options prior to such recapitalization or reorganization.

(d)           Except as expressly provided herein, no issuance by the Company of shares of common stock of any class or securities convertible into shares of common stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares underlying the Options.  No adjustments shall be made for dividends or other distributions paid in cash or in property other than securities of the Company.

(e)           Under this Section 9, no fractional shares shall be issued and the Optionee shall receive from the Company cash in lieu of such fractional shares.

(f)           The Board or the Successor Board shall determine the specific adjustments to be made under this Section 9, and its determination shall be conclusive.  If the Optionee receives securities or cash in connection with a corporate transaction described in Section 9(a), (b) or (c) above as a result of owning such restricted common stock, such securities or cash shall be subject to all of the conditions and restrictions applicable to the restricted common stock with respect to which such securities or cash were issued, unless otherwise determined by the Board or the Successor Board.

10.           Necessity to Become Holder of Record.  Neither the Optionee, the Optionee’s estate, nor any Transferee shall have any rights as a shareholder with respect to any shares underlying the Options until such person shall have become the holder of record of such shares.  No dividends or cash distributions, ordinary or extraordinary, shall be provided to the holder if the record date is prior to the date on which such person became the holder of record thereof.

11.           Reservation of Right to Terminate Relationship.  Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Optionee at any time, with or without cause.  The termination of the relationship of the Optionee by the Company, regardless of the reason therefor, shall have the results provided for in Sections 3 and 4 of this Agreement.

12.           Conditions to Exercise of Options.  If a Registration Statement on Form S-8 (or any other successor form) is not effective as to the shares of common stock issuable upon exercise of the Options, the remainder of this Section 12 is applicable as to federal law.  In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and relevant state law, the Company may require the Optionee, the Optionee’s estate, or any Transferee as a condition of the exercising of the Options granted hereunder, to give written assurance satisfactory to the Company that the shares subject to the Options are being acquired for such person’s own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares either shall be made pursuant to a registration statement under the Securities Act and applicable state law which has become effective and is current with regard to the shares being sold, or shall be pursuant to an exemption from registration under the Securities Act and applicable state law.

The Options are further subject to the requirement that, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of common stock underlying the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with the issue or purchase of shares underlying the Options, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected.

13.           Duties of the Company.  The Company will at all times during the term of the Options:

(a)           Reserve and keep available for issue such number of shares of its authorized and unissued common stock as will be sufficient to satisfy the requirements of this Agreement;

(b)           Pay all original issue taxes with respect to the issuance of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith;

(c)           Use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

14.           Severability.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

15.           Arbitration.  Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Palm Beach County, Florida (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

16.           Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

17.           Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, or by facsimile delivery followed by overnight next day delivery, as follows:

The Optionee:                                                          Hakan Koyuncu
__________________________
__________________________

The Company:                                                          Options Media Group Holdings, Inc.
123 NW 13th Street
Suite 300
Boca Raton, FL 33432
Attention: Scott Frohman
Facsimile: (561) 892-2618

with a copy to:                                                          Michael D. Harris, Esq.
Harris Cramer LLP
3507 Kyoto Gardens Drive, Suite 320
Palm Beach Gardens, FL 33410
Facsimile:  (561) 659-0701

or to such other address as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

18.           Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorneys’ fees, costs and expenses.

19.           Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the laws of the State of Nevada without regard to choice of law considerations.

20.           Oral Evidence.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

21.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

22.           Section or Paragraph Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

23.           Stop-Transfer Orders.

(a)           The Optionee agrees that, in order to ensure compliance with the restrictions set forth in this Agreement, the Company may issue appropriate “stop transfer” instructions to its duly authorized transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(b)           The Company shall not be required (i) to transfer on its books any shares of the Company’s common stock that have been sold or otherwise transferred in violation of any of the provisions of the Agreement or (ii) to treat the owner of such shares of common stock or to accord the right to vote or pay dividends to any purchaser or other Transferee to whom such shares of common stock shall have been so transferred.

[Signature Page to Follow]

IN WITNESS WHEREOF the parties hereto have set their hand and seals the day and year first above written.

WITNESSES:	OPTIONS MEDIA GROUP HOLDINGS, INC.

	By:	/s/ Scott Frohman
Scott Frohman
Chief Executive Officer

OPTIONEE:

/s/ Hakan Koyuncu
Hakan Koyuncu